Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of AMMO, Inc.. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: August 25, 2022

/s/ Steven F. Urvan
Steven F. Urvan

/s/ Susan T. Lokey
Susan T. Lokey